Exhibit 99.1

[Letterhead of Citigroup Global Markets Inc.]

The Board of Directors

Diamondback Energy, Inc.

500 West Texas, Suite 1200

Midland, Texas 79701

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 14, 2018, to the Board of Directors of Diamondback Energy, Inc. (“Diamondback”) as Annex B to, and reference thereto under the headings “SUMMARY—Opinion of Citigroup Global Markets Inc., Diamondback’s financial advisor” and “THE MERGER—Opinion of Citi, Diamondback’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Diamondback and Energen Corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Diamondback (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

September 13, 2018